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                                                                    Exhibit 3.26



February 21,1997

Paul Godin
c/o Internet Liquidators International Inc.
5195 Airport Road
Suite 330
Mississauga, Ontario
L4V 1T1

Dear Paul:

                             Re:  Sa1ary Protection

In consideration of your agreeing to the non-competition provisions contained in the Intellectual Property Rights Agreement between America Online, Inc., Paul Godin, 1184011 Ontario Inc., Jeff Lymburner, Smythe Group Company and Internet Liquidators International Inc. ("ILII") dated February, 1997 and a similar agreement with the Toronto Star Newspaper Limited (collectively the "IP Rights Agreement") for a period of 24 months following termination of your employment as a condition to their investments in ILII, and in consideration of your agreement to waive and release ILII from the performance bonus and option provisions as set out in the January 1, 1996 employment letter (the "1996 Letter") with you, ILII agrees that in the event your employment is terminated by ILII for any reason other than death, disability or cause (cause to be defined as gross negligence or willful misconduct or illegal activity) and you are not released from the non-competition provisions contained in the IP Rights Agreement, ILII will provide you with income continuation for a period of 24 months following termination of your employment at the same level enjoyed by you in the 12 months prior to your termination, inclusive of bonuses, the continuation of your employee benefits and car allowance (but not long term disability), but exclusive of stock options. It is expressly understood and agreed that such payments are in full and final satisfaction of any claims or entitlements that you may have under any employment related legislation and under the common law arising out of your employment with ILII and the termination thereof.

For your part and as a conditions to ILII's obligation to you above, you agree;

    1. At the time of termination, you will execute a full and final release in a form and content satisfactory to ILII and yourself, on behalf of yourself and your heirs and executors in favour of ILII, its officers, directors, employees and agents from any and all actions, causes of actions, representations, warranties, or demands for any loss or damage whatsoever in relation to your employment with ILII, termination of such employment or all related matters (excluding any matter for which you are entitled to be indemnified under the Business Corporations Act (Ontario) or the by-laws or articles of ILII).
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    2.  You agree not to make any claim or take proceedings against any person or corporation who might claim contribution or indemnity from ILII under the provisions of any statute or otherwise, with respect to any matter arising up to the time of termination (subject to the exclusion noted above in subparagraph 1).

    3. You agree to indemnify, defend and save ILII harmless from all claims, actions, causes of actions or demands under the Income Tax Act in respect of withholding tax, income tax, interest or penalties relating to your employment or the termination thereof.

    4. You agree that ILII's obligation to continue all or any portion of your income shall terminate (i) on the breach by you of the IP Rights Agreement, or (ii) on notice from ILII that you shall be released from the non-competition provisions of the IP Rights Agreement provided that in no event shall your notice period (ie. the period of your income continuance) be less than twelve months.

    5. Finally, you agree that in the event that you are able to secure employment at a comparable income level at any time within the two year period, ILII's obligation under this letter shall immediately cease and you agree that you will advise ILII properly upon the commencement of any such employment.

This Agreement supersedes sections 3, 5, 6 and 7 contained in the 1996 Letter. The 1996 Letter as amended by this Agreement together with the IP Rights Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussion, whether oral or written in respect of the subject matter hereof, including without limitation the letter agreement between you and ILII dated February 12, 1997. The parties hereby agree to execute any and all necessary documentation to give full force and effect to this Agreement This Agreement shall be govern by the laws of the Province of Ontario, and the federal laws of Canada applicable therein. Please signify you agreement to the forgoing by signing and returning the enclosed duplicate copy of this letter.

Yours truly,

Internet Liquidators International Inc.

By:
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       Duly Authorized Officer


By:
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       Duly Authorized Officer


I acknowledge and agree to the foregoing this _____ day of February. 1997.



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Paul Godin